Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of The Steak n Shake Company for the registration of 65,227 shares of its common stock and to the incorporation by reference therein of our report dated November 26, 2001, with respect to the consolidated financial statements of The Steak n Shake Company incorporated by reference in its Annual Report (Form 10-K) for the year ended September 26, 2001, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP


Indianapolis, Indiana
May 20, 2002